EXHIBIT A

Transactions in the Shares During the Last 60 Days

The following table sets forth all transactions in the Shares effected in the past sixty days by the Reporting Persons. All such transactions were effected in the open market through brokers and the price per share is net of commissions.

JANA Partners LLC

SHARES

Trade Date	Aggregate Amount Purchased (Sold)	Average Price per Share ($)
9/28/2012	60,316	103.00
10/3/2012	20,072	104.09
10/10/2012	2,777	104.69
10/15/2012	(75,000)	103.51
10/16/2012	(75,000)	104.03
10/17/2012	(75,000)	104.77
10/18/2012	(154,999)	104.63
10/19/2012	(210,000)	104.59
10/24/2012	(815)	107.54
10/31/2012	191	106.96
11/7/2012	1,234,999	97.09
11/8/2012	137,100	93.92
11/9/2012	350,000	96.09
11/12/2012	136,811	96.12
11/13/2012	157,702	96.90
11/14/2012	135,000	96.61
11/15/2012	110,000	96.98
11/16/2012	155,000	97.17

Mr. Bullock

SHARES

Trade Date	Amount Purchased (Sold)	Price per Share ($)
11/15/2012	300	96.98
11/15/2012	500	96.945

Mr. Clark

SHARES

Trade Date	Amount Purchased (Sold)	Price per Share ($)
11/16/2012	2,000	97.00

Mr. Jacobson

SHARES

Trade Date	Amount Purchased (Sold)	Price per Share ($)
11/07/2012	40,000	98.0821
11/08/2012	10,000	93.0000
11/09/2012	6,000	95.9221
11/12/2012	7,500	96.0260
11/13/2012	10,000	96.8184
11/14/2012	20,000	96.2036
11/15/2012	10,000	96.7693
11/16/2012	20,000	96.7398

Mr. Vanclief

SHARES

Trade Date	Amount Purchased (Sold)	Price per Share ($)
11/13/2012	100	97.51